EXHIBIT 2.2
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                FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
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     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT ("Amendment") is made as of the 16th day of June, 2003, by and between LANSDOWNE RESORT LIMITED PARTNERSHIP, an Illinois limited partnership (hereinafter called "Seller"), and LHO NEW ORLEANS LM, L.P., a Delaware limited partnership ("Purchaser") with reference to the following facts:

     A. Seller and Purchaser have previously entered into that certain Purchase and Sale Agreement, dated April 30, 2003 (the "Agreement"), concerning The Lansdowne Resort; and

     B. Seller and Purchaser now desire to amend the Agreement in certain respects as stated in this Amendment.

     NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

     1. All capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement.

     2. Section 2 (D) of the Agreement is amended in its entirety to read as follows:

     D. 2-3 Acre Parcel. After Closing, Purchaser, in its sole discretion, and Lansdowne Town Center, LLC, a Virginia limited liability company, or an affiliate thereof ("LTC"), may enter into a contract (the "2-3 Acre Contract") for Purchaser to sell certain "wetlands" containing two to three acres, more or less (the "2-3 Acre Parcel"), on the Property to LTC, for approximately $65,000 per acre or such other price as may be agreed upon. If Purchaser and LTC execute the 2-3 Acre Contract within twenty-four (24) months after Closing, Purchaser shall pay Seller 50% of the "net proceeds" from sale of the 2-3 Acre Parcel at the closing thereof. "Net proceeds" shall mean the gross sales price less the following expenses: (i) all closing costs (including title insurance costs, transfer taxes, and reasonable legal fees); (ii) all costs expended by Purchaser to construct or improve the 2-3 Acre Parcel for sale and to obtain any governmental approvals prior to sale, including but not limited to reasonable attorney's fees; and (iii) the reasonable amount projected to be expended by Purchaser in the future to maintain the 2-3 Acre Parcel in accordance with governmental regulations. Purchaser shall be obligated to make such payment to Seller if and only if the closing on the sale of the 2-3 Acre Parcel occurs; and, if there is no such closing in accordance with the terms hereof for any reason, Seller shall not be entitled to such payment

     3. Except as amended by this Amendment, all of the terms and conditions of the Agreement are ratified and confirmed. All references to the "Agreement" in any future correspondence, notice or dealings shall be deemed to refer to the Agreement as amended by this Amendment.


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     4. This Amendment may be executed in counterparts each of which shall be deemed an original and together shall constitute one document.

     5. This Amendment may be initially delivered by telecopy (facsimile) followed by actual deliver of the original. However, if the signed original is not delivered by either party, then it is agreed that a signed facsimile shall constitute an original for all purposes

     The Seller and Purchaser have executed this Amendment as of the date shown above.

SELLER:                                   PURCHASER:

Lansdowne Resort Limited Partnership,     LHO New Orleans LM, L.P., a Delaware
an Illinois limited partnership           limited partnership

By:  Lansdowne Resort Corp., an           By:  LHO New Orleans Financing, Inc.,
     Illinois corporation, Its                  a Delaware corporation, Its
     General Partner                            General Partner

       By: /s/ Joel Stone                       By:  /s/ Michael Barnello
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         Name:   Joel Stone                        Name:   Michael Barnello
         Title:  President                         Title:  Authorized Signatory


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